Exhibit 1

                     RELEVANT INFORMATION - 4TH QUARTER 2002

Dear Shareholders

o On October 22nd, 2002, Gerdau concluded the process of merging its assets in North America (Courtice Steel, MRM and AmeriSteel) with those of Co-Steel Inc., Canada. With the conclusion of this operation, the results of the period will include the performance of Co-Steel from October through December of last year. Other contributions to this result were the full consolidation of Acominas and of the Cartersville unit in Georgia (USA), acquired at the end of 2001.

o Consolidated Net Income at Metalurgica Gerdau S.A. in the fiscal year of 2002 reached R$ 821.0 million, presenting an increase of 49.0% over the R$
     550.9 million of 2001. In the fourth quarter, net income reached R$ 195.5 million, 11.8% greater than that of the fourth quarter of 2001.

o In 2002, gross revenues totaled R$ 11.1 billion, that is, 57.3% more than in the previous period. From October through December, gross revenues reached the mark of R$ 3.1 billion, presenting an increase of 95.4% when compared to the last quarter of 2001. The increases presented both in the year-end and quarterly results are explained essentially by the factors mentioned in the first paragraph.

o EBITDA was R$ 587.0 million in the last three months of 2002, an increase of 103.7% in comparison with the same quarter in 2001. The full year EBITDA reached R$ 2.1 billion, 64.0% greater than the R$ 1.3 billion reached in 2001.


--------------------------------------------------------------------------------
CRUDE STEEL  OUTPUT  INCREASED  30.2% IN THE YEAR AND REACHED 9.4 MILLION TONS
IN 2002. IN ROLLED PRODUCTS, OUTPUT REACHED 7.0 MILLION TONS, 16.5% GREATER THAN THAT OF 2001.
--------------------------------------------------------------------------------


1,000 tonnes                            4Q02          3Q02          4Q01                2002           2001
------------------------------------------------------------------------------------------------------------
CRUDE STEEL
   Brazil                            1,691.0       1,613.6       1,430.2             5,998.9        4,670.8
   North America                     1,134.3         646.0         542.2             3,130.2        2,294.5
   South America                        96.9          74.1          76.6               312.0          285.5
   TOTAL                             2,922.2       2,333.7       2,049.0             9,441.1        7,250.8
------------------------------------------------------------------------------------------------------------
ROLLED PRODUCTS
   Brazil                              995.7         982.1         832.4             3,660.4        3,436.6
   North America                     1,084.5         621.7         525.5             2,951.4        2,192.7
   South America                       105.2          83.8          84.2               340.7          338.3
   TOTAL                             2,185.4       1,687.6       1,442.1             6,952.5        5,967.7
------------------------------------------------------------------------------------------------------------

o In the fourth quarter of 2002, the output of crude steel totaled 2.9 million tons, 42.6% greater than that of the same period in 2001. Output of rolled products reached 2.2 million tons, presenting an increase of 51.5% when compared to the output volume of the fourth quarter of 2001.

o The output of crude steel reached 9.4 million tons in 2002, 30.2% more than in the previous year. The units in Brazil contributed with 63.5% of this volume, while the units in North America contributed with 33.2% and South America with the remaining 3.3%. In rolled products, the volume reached 7.0 million tons in the year, 16.5% more than the output in 2001.

o In Brazil, output reached 1.7 million tons of crude steel and 995.7 thousand tons of rolled products in the last quarter of the year. This represented an increase of 18.2% and of 19.6%, respectively, in comparison with the same period in 2001. At Gerdau S.A., the output of crude steel was of 952.2 thousand tons and 897.3 thousand tons of rolled products throughout the fourth quarter. Comparatively, in the same period in 2001, these volumes were 13.2% greater in crude steel and

16.1% in rolled products. At Acominas, the volumes reached 738.8 thousand tons of crude steel (+25.4%) and 98.4 thousand tons of rolled products (+65.4%) in the months of October through December.

o In 2002, the companies based in Brazil produced 6.0 million tons of crude steel and 3.7 million tons of rolled products, presenting an increase of 28.4% and 6.5% respectively, above the volumes of 2001, Gerdau S.A. produced 3.6 million tons of crude steel (+3.8%) and 3.3 million tons of rolled products (+1.0%). Meanwhile, Acominas reached the mark of 2.4 million tons of crude steel (+99.6%) and 324.8 thousand tons of rolled products (+140.3%).

o The units in North America produced 1.1 million tons of crude steel and 1.1 million tons of rolled products in the last quarter of the year, 109.2% and 106.4% greater, respectively, than that of the fourth quarter of 2001. These variations are explained mostly due to the inclusion of Co-Steel's operations as of October 2002. The accumulated output of crude steel for the year was 3.1 million tons, an evolution of 36.4% over 2001, and of 3.0 million tons of rolled products, 34.6% greater than the volume of the previous year.

o In South America (excluding Brazil), the output of crude steel reached 96.9 thousand tons in the fourth quarter of 2002, 26.5% more than in the fourth quarter of 2001. In rolled products output reached 105.2 thousand tons, an increase of 25.0% over the last three months of the previous year. For the full year, output of crude steel was of 312.0 thousand tons and rolled products 340.7 thousand tons, growths of 9.3% and 0.7% respectively over the volumes of 2001.


--------------------------------------------------------------------------------
NEW UNITS IN NORTH AMERICA AND THE CONSOLIDATION IN FULL OF ACOMINAS PUSHED SALES TO 9.2 MILLION TONS IN 2002. IN THE FOURTH QUARTER, SHIPMENTS TOTALED
2.7 MILLION TONS, 39.2% MORE THAN IN THE SAME PERIOD IN THE PREVIOUS YEAR.
--------------------------------------------------------------------------------

1,000 tonnes                          4Q02          3Q02          4Q01                 2002          2001
------------------------------------------------------------------------------------------------------------
BRAZIL
   Domestic                            980.4       1,086.5         798.8              3,874.3       3,656.3
   Exports                             580.0         494.8         553.6              1,890.7       1,067.9
   TOTAL                             1,560.4       1,581.3       1,352.4              5,765.0       4,724.2
------------------------------------------------------------------------------------------------------------

ABROAD
   North America                     1,067.4         646.5         521.3              3,033.8       2,294.2
   South America                       105.4          86.0          89.6                351.8         376.0
   TOTAL                             1,172.8         732.5         610.9              3,385.6       2,670.2
------------------------------------------------------------------------------------------------------------

TOTAL CONSOLIDATED                   2,733.2       2,313.8       1,963.3              9,150.6       7,394.4
------------------------------------------------------------------------------------------------------------

o The increase in the internal demand and the improvement in market conditions in Chile, combined with the consolidation of the new North American units, were the main reasons for the increase of 39.2% of consolidated sales in the fourth quarter of 2002 in relation to the same period in 2001. Shipments in the period totaled 2.7 million tons, of which 57.1% were by companies located in Brazil, and 42.9% from companies abroad. In the year, sales totaled 9.2 million tons, presenting an increase of 23.8% over volumes of 2001.

o Sales of Brazilian companies (domestic market and exports) totaled 1.6 million tons in the quarter. This is 15.4% more than in the last quarter of 2001. Sales in the domestic market reached 980.4 thousand tons, 22.7% above the volume shipped in the same period in the previous year. Exports reached
     580.0 thousand tons, 4.8% greater than those of the last three months of 2001. The accumulated sales volume for the year reached 5.8 million tons, 22.0% more than in 2001. Exports for the full year reached 1.9 million tons (+77.0%), generating revenues in an amount of US$ 349.8 million. In the domestic market, shipments totaled 3.9 million tons, 6.0% greater than volumes in 2001.

o In North America, after consolidating all Gerdau Ameristeel units, sales of semi-finished and finished products reached 1.1 million in the quarter. This presented a growth of 104.8% compared to the fourth quarter of 2001. From January through December, shipments totaled 3.0 million tons, a volume 32.2% greater than that of 2001.

o Units in Chile, Uruguay and Argentina shipped 105.4 thousand tons throughout the fourth quarter of 2002. This was 17.7% greater than sales of the same period in the preceding year and accumulated 351.8 thousand tons in this fiscal year.


--------------------------------------------------------------------------------
GREATER VOLUME OF SALES AND FOREIGN EXCHANGE CONTRIBUTED TO THE INCREASE OF 55.6% IN NET REVENUES IN THE PERIOD, REACHING R$ 9.2 BILLION.
NET PROFIT REACHED R$ 821.0 MILLION IN 2002, 49.0% GREATER THAN THE PREVIOUS YEAR. IN THE LAST QUARTER, PROFIT WAS R$ 195.5 MILLION.
--------------------------------------------------------------------------------

        In million R$                      4T02           3T02              4T01           2002         2001
        NET SALES
           Brazil consolidated             1,624.8        1,446.4           1,013.1        5,248.0      3,557.5
           North America                     819.2        1,372.1             279.1        3,513.3      2,059.7
           South America                     122.4          140.0               7.4          400.4        271.2
           TOTAL                           2,566.4        2,958.5           1,299.6        9,161.7      5,888.4
        -------------------------------------------------------------------------------------------------------
        EBITDA
           Brazil consolidated               528.6          486.4             270.3        1,645.2        974.4
           North America                      30.7          150.8              23.4          347.3        249.3
           South America                      27.7           39.9             (5.5)          110.0         58.6
           TOTAL                             587.0          677.1             288.2        2,102.5      1,282.3
        -------------------------------------------------------------------------------------------------------
        NET INCOME
           Brazil consolidated               167.1          265.6             167.2          682.4        516.6
           North America                       3.9           56.7               9.4          105.0         31.2
           South America                      24.5            6.8             (1.8)           33.6          3.1
           TOTAL                             195.5          329.1             174.8          821.0        550.9
        -------------------------------------------------------------------------------------------------------

o Results of the fourth quarter of 2002 reflect the consolidation of the Co-Steel operations. The merger was concluded last October. Other factors that have contributed to the performance of the quarter were the improved level of activity at Acominas, the better conditions of the Chilean market and the increase in exports. Conversely, the appreciation of the real in the fourth quarter against the currencies of the countries in which Gerdau operates resulted in a decrease of the amounts expressed in reais originated in those countries. The main lines impacted were revenues/expenses, equity pickup and investments.

o Net consolidated revenues in the fourth quarter of 2002 at Metalurgica Gerdau S.A. reached R$ 2.6 billion, presenting a growth of 97.5% compared to the same period in 2001. In the year, revenues totaled R$ 9.2 billion, 55.6% greater than those of the previous year. Operations in Brazil contributed with 57.3% of the revenues whereas North America was responsible for 38.3% and South America for the remaining 4.4%.

o The effort to reduce costs and to improve productivity of equipment has compensated for the increase in the prices of certain raw materials throughout the year. The main culprits were scrap and pig-iron. This allowed for a gross margin of 28.63% in the year of 2002, compared to 28.08% in 2001. However, in comparing fourth quarter against fourth quarter, there is a reduction in gross margin of the last two years from 31.34%, in 2001, to 29.03%, in 2002. gross profit reached R$ 745.1 million in the last quarter of 2002, accumulating R$ 2.6 billion in the full year.

o    EBITDA of the fourth quarter of 2002 reached R$ 587.0 million against R$
     288.2 million in the same months of 2001, presenting a growth of 103.7% in the period and maintaining a margin EBITDA close to 23%. In the year-end accumulated figure, EBITDA totaled R$ 2.1 billion, 64.0% greater than in 2001. EBITDA margin, in the same period, surpassed the mark of 21.78% reaching 22.95%.

o The net impact of foreign exchange over debt and assets in foreign currency out of Brazil was positive in R$ 113.3 million in the fourth quarter of 2002. This amount surpassed expenses with interest and monetary variations in the period. This resulted in net financial revenues of R$ 63.4 million. Conversely, net worth of companies abroad suffered the impact of the appreciation of the real therefore translating into a negative equity pick up of R$ 149.5 million in the quarter. Net financial expenses in the year include the negative impact of FX of R$ 607.1 million. This was compensated in part with equity pick up of R$ 447.5 million.

o The consolidated net income reached R$ 195.5 million in the fourth quarter this year, a result 11.8% greater than that of the last quarter in 2001. This year, net income was R$ 821.0 million, an increase of 49.0% compared to last year, with net margin at 8.96%. It is worthwhile mentioning that Acominas contributed with R$ 62.7 million to the year's results. This figure does not include the insurance payments for business interruption yet to be received as a result of the accident that hit Acominas in last March. The other Brazilian operations contributed with an additional R$
     619.7 million, North America with R$ 105.0 million and South America with R$ 33.6 million.


--------------------------------------------------------------------------------
INVESTMENTS IN FIXED ASSETS STAYED IN LINE WITH GOALS DEFINED FOR THE FISCAL YEAR OF 2002 AND TOTALED US$ 197.0 MILLION, OF WHICH US$ 42.9 MILLION WERE INVESTED IN THE FOURTH QUARTER.
--------------------------------------------------------------------------------

o In the last quarter of 2002, investments made by Gerdau in maintenance and technological update of its industrial plants totaled US$ 42.9 million, accumulating US$ 197.0 million in 2002.

o The companies in Brazil invested US$ 160.0 million in 2002 (US$ 33.1 million in the fourth quarter), of which US$ 82.1 million were allocated to the Gerdau S.A. units, US$ 75.2 million in Acominas and US$ 2.7 million in the other Brazilian companies.

o Abroad, the Gerdau units invested US$ 37.0 million (US$ 9.8 million in the last quarter), of which US$ 29.2 million in North America and US$ 7.8 million in South America.


--------------------------------------------------------------------------------
SWAPS AND DOLLAR-PEGGED INVESTMENTS SERVED AS PROTECTION AGAINST THE
DEVALUATION OF THE REAL. NET DEBT, IN DECEMBER, REPRESENTED 2.7X EBITDA.
--------------------------------------------------------------------------------

o On December 31st, 2002, the consolidated gross debt was of R$ 7.1 billion of which 52.4% short term (R$ 3.7 billion) and 47.6% long term (R$ 3.4 billion). Even with the consolidation of Co-Steel's liabilities, the payment of debt due in the quarter and the appreciation of the real vis-a-vis the US dollar in the period of October through December, caused the final end-of-the-year indebtedness to remain at the same levels of September 30th.

o Of the total amount of the short term debt, R$ 518.5 million refer to the debt in domestic currency, R$ 1.6 billion in foreign currency out of Brazil and R$ 1.6 billion of companies abroad.

o    The long term debt is composed of R$ 1.0 billion in domestic currency, R$
     897.8 million in foreign currency out of Brazil and R$ 1.5 billion from companies abroad.

o In the last two years, Gerdau has made several swaps envisaging the protection of the fluctuations of the US dollar and the real. The swap of debt contracted in US dollars into reais was done at an average rate of 70% of the CDI. In December 31st, 2002, of a total of R$ 2.5 billion in debt contracted in foreign currency by the Brazilian companies R$ 2.0 billion were protected from these fluctuations (amounts converted into reais at the date of the contracting).

o On December 31st, 2002, EBITDA represented 5.9X net financial expenses (excluding monetary variations and FX) and net debt represented 2.7X EBITDA of the last 12 months.

o The balance of cash and equivalents at the end of the year totaled R$ 1.4 billion of which 65.6% (R$ 931.5 million) were indexed to the US dollar.


--------------------------------------------------------------------------------
EUROPEAN INVESTORS CAN NOW BUY GERDAU SHARES AT THE LATIBEX (STOCK EXCHANGE
OF MADRID).
--------------------------------------------------------------------------------

o On November 2002, three ABAMEC presentations were held to present the results of the Gerdau companies on the third quarter. On the 18th, the meeting was held in Rio de Janeiro, and on the 19th in Sao Paulo and Porto Alegre.

o As of December 2nd, the preferred shares of Gerdau S.A. began trading at the Latibex on the Stock Exchange of Madrid, Spain, where Latin-American companies have their shares traded in Euros.

o Based on the year-end results, and as an addition to the amounts paid in August, the payment of interest on capital stock and dividends pertaining to the second half of 2002 was determined on December 30th, to be paid in February 18th, 2003. The shareholders of Metalurgica Gerdau S.A. will receive R$ 5.00 per lot of one thousand shares (R$ 104.0 million) and those of Gerdau S.A. R$ 1.63 per lot of one thousand shares (R$ 186.0 million).

o At Bovespa, shares of Gerdau S.A. (GGBR) moved R$ 412.1 million during the fourth quarter, with 17,949 deals and 13.3 billion titles traded. The yearly volume of Gerdau S.A. shares moved R$ 1.4 billion, 114.4% more than in 2001. Throughout the year, there were 54,716 deals, and with 47.3 billion shares traded. In 2002, the average daily trade was of R$ 5.5 million and preferred shares appreciated 73.7% in the full year.

o In the United States, where Gerdau S.A. has ADRs traded on the New York Stock Exchange (GGB) since 1999, there were 3.1 million shares traded in the last quarter of the year. This moved US$ 26.2 million. In 2002 there were 14.0 million ADRs traded which moved US$ 144.1 million, that is, a daily average of US$ 569.7 thousand.

o Trades with Metalurgica Gerdau S.A. at the Bovespa (GOAU) during the last quarter of 2002, totaled 1.8 billion titles. There were 3,132 trades, which moved R$ 91.3 million. From January through December, there were 6.7 billion shares traded in 9,759 deals. This moved R$ 303.0 million in the period, 22.5% greater than in 2001. The appreciation of preferred shares was of 103.1% and the average daily trade reached R$ 1.1 million.

o On February 6th, conference calls will be held both in Portuguese and in English to comment the year-end's results. Those interested in listening in should access the following site www.gerdau.com.br/ri.

MANAGEMENT



METALURGICA GERDAU S.A. - NON CONSOLIDATED
BALANCE SHEET

CORPORATE LAW - R$ THOUSAND            DEC/2002        SEP/2002        DEC/2001
ASSETS
CURRENT ASSETS

Cash and cash equivalents                63.861          72.915          71.600

Trade accounts receivable                                     -               -

Inventories                                                   -               -

Others                                   92.981          15.606          65.339
TOTAL CURRENT ASSETS                    156.842          88.521         136.939
LONG-TERM RECEIVABLES

Escrow and other receivables             17.568          12.518          12.014
TOTAL LONG-TERM RECEIVABLES              17.568          12.518          12.014
PERMANENT ASSETS
Investments                           1.596.773       1.623.060       1.328.111

Fixed assets                              1.888           1.926           2.038
TOTAL PERMANET ASSETS                 1.598.661       1.624.986       1.330.149
TOTAL ASSETS                          1.773.071       1.726.025       1.479.102
================================================================================

CORPORATE LAW - R$ THOUSAND            DEC/2002        SEP/2002        DEC/2001
LIABILITIES
CURRENT LIABILITIES

Trade accounts payable                       31              47               2
Loans and financing                          18             537               -
Others                                  108.619           9.685          59.312
TOTAL CURRENT LIABILITIES               108.668          10.269          59.314
LONG-TERM LIABILITIES
Loans and financing                           -               -               -
Debentures                                  912          53.862          56.397
Reserve for contingencies and others     87.425          79.543          34.685
TOTAL LONG-TERM LIABILITIES              88.337         133.405          91.082
MINORITY SHAREHOLDERS
SHAREHOLDERS' EQUITY
Capital stock                           640.000         640.000         520.280
Capital reserves/ Retained earnings     936.066         942.351         808.426
NET WORTH CAPITAL + MINORITY
    SHAREHOLDERS                      1.576.066       1.582.351       1.328.706
TOTAL LIABILITIES                     1.773.071       1.726.025       1.479.102
================================================================================

METALURGICA GERDAU S.A. - NON CONSOLIDATED
FINANCIAL STATEMENT

CORPORATE LAW - R$ THOUSAND            4Q2002          3Q2002           4Q2001            2002            2001

GROSS SALES REVENUE                         -               -                -               -               -
Taxes on sales                              -               -                -               -               -
Freight and discount                        -               -                -               -               -
NET SALES REVENUES                          -               -                -               -               -
Cost of sales                               -               -                -               -               -
GROSS PROFIT                                -               -                -               -               -
Selling Expenses                            -               -                -               -               -
Financial Expenses                    (2.387)         (3.470)          (2.194)        (12.520)         (8.521)
Fianancial Revenues                     3.633           3.316            3.362          17.201          12.294
General and administrative            (8.495)         (2.882)          (7.000)        (20.645)        (20.806)
Equity pick-up                        128.635         171.830           59.495         473.446         278.005
Other operating expenses                    2           4.379              145           4.406             466
OPERATING PROFIT                      121.388         173.173           53.808         461.888         261.438
Non-operating result                 (18.996)            (96)            (270)        (20.193)           (273)
PROFIT BEFORE TAXES/PARTICIPATION    102.392         173.077           53.538         441.695         261.165
Provision for income tax and social
  contribution                        (3.715)          1.113           (1.358)         (4.861)         (5.081)
Statutory participation                 (794)           (664)            (790)         (2.806)         (2.772)
NET PROFIT FOR THE PERIOD             97.883         173.526           51.390         434.028         253.312
==============================================================================================================
Profit per lot of 1,000 shares - R$     4,71            8,35             2,47           20,87           12,18
Book value per lot of 1,000 shares     75,80           76,10            63,90           75,80           63,90
Outstanding shares (million)          20.792          20.792           20.792          20.792          20.792
==============================================================================================================

METALURGICA GERDAU S.A. - NON CONSOLIDATED
CASH FLOW

CORPORATE LAW - R$ THOUSAND            4Q2002          3Q2002           4Q2001            2002            2001

Net  income                           97.883           173.526           51.390         434.028         253.312
Equity pick up                      (128.635)         (171.830)         (59.495)       (473.446)       (278.005)
Provision for credit risk                  -               -                -               -               -
Gain/Loss in fixed asset disposal          -               -                -               -               -
Gain/Loss in liquidation of
  investment                          18.996              96              266          20.193             273
Exchange on long term debt             2.525           2.611            1.359           9.920           4.543
Depreciation and amortization             37              38               37             151             151
Investment incentives                      -               -                -               -             131
Income tax and social contribution     2.262           (352)            1.574           1.791           5.030
Interest paid                            524             573              647           2.252           2.383
Contingencies/legal deposits              17         (4.468)             (85)         (4.191)             151
Increase (decrease) in trade account
  payable                                  -               -                -               -               -
Changes in inventories                     -               -                -               -               -
Changes in trade accounts payable         30             (2)             (40)              30             (4)
Changes in other assets and
  liabilities account                  7.284         (1.727)            4.955           8.485           2.887
NET CASH PROVIDED BY OPERATING
  ACTIVITIES                             923         (1.535)              608            (787)         (9.148)
Fixed assets acquisitons/ disposals        -              -                 -               -               -
Deferred charges                           -              -                 -               -               -
Investments acquisitions/ disposals   (8.661)           (2)             1.367         (8.661)           8.458
Dividends                              4.912          34.759            5.411          94.425          60.129
CASH (APPLIED TO) INVESTING
  ACTIVITIES                          (3.749)         34.757            6.778          85.764          68.587
Fixed assets suppliers                     -               -                -               -               -
Working capital financing             (1.640)         (1.608)               -          48.177               -
Debentures                            (1.041)         (1.051)          (1.403)         (3.281)         (3.328)
Proceeds from fixed assets financing       -               -                -               -               -
Payments of fixed assets financing         -               -                -               -               -
Interest paid for financing                -             (28)             (24)            (81)            (24)
Inter companies loans                  (765)           1.110                              374             568
Dividend/ interest & statutory
  particip, payment                  (2.782)         (34.036)          (4.621)        (137.905)        (54.591)
CASH PROVIDED BY (APPLIED TO)
  FINANCING ACTIVITIES               (6.228)        (35.613)           (7.121)        (92.716)        (57.375)
NET CHANGE IN CASH                   (9.054)         (2.391)              265          (7.739)          2.064
CASH BALANCE
   At the beginning of the period    72.915          75.306            71.335          71.600          69.536
   At the end of the period          63.861          72.915            71.600          63.861          71.600
CASH COMPOSITION
   Temporary cash investments        63.847          72.911            71.562          63.847           71.562
   Cash                                  14               4               38              14              38
==============================================================================================================

METALURGICA GERDAU S.A. - CONSOLIDATED
BALANCE SHEET

CORPORATE LAW - R$ THOUSAND               DEC/2002        SEP/2002      DEC/2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents                1.420.236       1.966.259     1.003.384
Trade accounts receivable                1.424.595       1.305.582       863.821
Inventories                              2.220.055       1.773.620     1.331.155
Others                                     402.828         479.619       216.499
TOTAL CURRENT ASSETS                     5.467.714       5.525.080     3.414.859
LONG-TERM RECEIVABLES
Escrow and other receivables               571.035         392.006       286.767
TOTAL LONG-TERM RECEIVABLES                571.035         392.006       286.767
PERMANENT ASSETS
Investments                                917.751         476.578       313.269
Fixed assets                             7.605.413       6.769.762     5.765.825
TOTAL PERMANET ASSETS                    8.523.164       7.246.340     6.079.094
TOTAL ASSETS                            14.561.913      13.163.426     9.780.720
================================================================================

CORPORATE LAW - R$ THOUSAND               DEC/2002        SEP/2002      DEC/2001
LIABILITIES
CURRENT LIABILITIES
Trade accounts payable                     924.330         737.538       579.714
Loans and financing                      3.745.743       4.021.003     2.123.716
Others                                     805.356         530.915       476.838
TOTAL CURRENT LIABILITIES                5.475.429       5.289.456     3.180.268
LONG-TERM LIABILITIES
Loans and financing                      2.750.492       2.603.380     1.841.526
Debentures                                 646.463         515.411       203.645
Reserve for contingencies and others     1.283.974         903.489       674.932
TOTAL LONG-TERM LIABILITIES              4.680.929       4.022.280     2.720.103
MINORITY SHAREHOLDERS                    2.829.489       2.269.339     2.551.643
SHAREHOLDERS' EQUITY
Capital stock                              640.000         640.000       520.280
Capital reserves/ Retained earnings        936.066         942.351       808.426
NET WORTH CAPITAL + MINORITY
  SHAREHOLDERS                           4.405.555       3.851.690     3.880.349
TOTAL LIABILITIES                       14.561.913      13.163.426     9.780.720
================================================================================

METALURGICA GERDAU S.A. - CONSOLIDATED
FINANCIAL STATEMENT

CORPORATE LAW - R$ THOUSAND                        4Q2002       3Q2002       Q2001        2002        2001

GROSS SALES REVENUE                               3.081.499   3.590.854    1.576.964   11.143.960    7.083.601
Taxes on sales                                     (325.741)   (314.965)    (211.686)  (1.133.490)    (865.009)
Freight and discount                               (189.400)   (317.432)     (65.642)    (848.758)    (330.189)
NET SALES REVENUES                                2.566.358   2.958.457    1.299.636    9.161.712    5.888.403
Cost of sales                                    (1.821.229) (2.137.035)    (892.307)  (6.538.993)  (4.235.146)
GROSS PROFIT                                        745.129     821.422      407.329    2.622.719    1.653.257
Selling Expenses                                    (98.623)    (93.340)     (79.625)    (337.609)    (264.690)
Financial Expenses                                   16.786    (894.796)      40.585   (1.367.600)    (635.233)
Fianancial Revenues                                  46.644     166.821       46.670      302.067      153.436
General and administrative                         (185.733)   (213.879)    (126.649)    (694.538)    (497.491)
Equity pick-up                                     (149.527)    492.218     (144.609)     447.483      182.474
Other operating expenses                            (84.515)     56.965       (5.538)      21.998       (4.389)
OPERATING PROFIT                                    290.161     335.411      138.163      994.520      587.364
Non-operating result                                (41.101)    (18.029)       2.440     (70.097)       (3.197)
PROFIT BEFORE TAXES/PARTICIPATION                   249.060     317.382      140.603      924.423      584.167
Provision for income tax and social
  contribution                                      (47.654)     15.882       38.036      (86.856)     (20.519)
Statutory participation                              (5.872)     (4.144)      (3.801)     (16.551)     (12.766)
NET PROFIT FOR THE PERIOD                           195.534     329.120      174.838      821.016      550.882
================================================================================================================
METALURGICA GERDAU S.A. - CONSOLIDATED
CASH FLOW

CORPORATE LAW - R$ THOUSAND                           4Q2002      3Q2002       4Q2001         2002         2001

Net  income                                          195.534     329.120      174.838      821.016     550.882
Equity pick up                                       149.527   (492.218)      144.609    (447.483)   (182.474)
Provision for credit risk                              2.745       1.284      (2.589)        5.452      12.407
Gain/Loss in fixed asset disposal                      2.227       2.840        7.299        8.190      24.120
Gain/Loss in liquidation of investment                22.328           7        5.398       27.614       5.401
Exchange on long term debt                          (173.363)    735.944     (131.949)     761.826     158.758
Depreciation and amortization                        126.273     162.888       87.146      511.929     391.194
Investment incentives                                 22.646      11.132        8.913       56.378      34.332
Income tax and social contribution                    72.001    (58.449)     (71.105)       10.142       6.973
Interest paid                                        125.640     136.234       53.404      464.260     250.680
Contingencies/legal deposits                           2.568       4.560     (16.199)        2.191    (11.155)
Increase (decrease) in trade account payable         178.811   (144.630)      230.079    (161.318)      81.109
Changes in inventories                              (154.001)    (27.208)     (44.478)    (222.708)    (51.854)
Changes in trade accounts payable                    (95.294)    (87.638)     (60.305)     (46.140)      62.935
Changes in other assets and liabilities account       (2.140)    (32.553)    (124.101)    (173.308)   (148.500)
NET CASH PROVIDED BY OPERATING ACTIVITIES            475.502     541.313      260.960    1.618.041   1.184.808
Fixed assets acquisitons/ disposals                 (139.248)   (141.803)    (184.139)    (565.851)   (444.283)
Deferred charges                                         687      (1.451)        (512)      (6.134)     (2.858)
Investments acquisitions/ disposals                   97.578    (907.628)    (332.520)    (913.011)   (335.908)
Dividends                                                  -           -            -            -           -
CASH (APPLIED TO) INVESTING ACTIVITIES               (40.983) (1.050.882)    (517.171)  (1.484.996)   (783.049)
Fixed assets suppliers                                13.697     (7.881)      (9.122)     (13.449)     (10.843)
Working capital financing                            102.175     364.733     (30.367)      640.514    (29.969)
Debentures                                           (41.109)     309.464     (31.893)      242.659    (45.703)
Proceeds from fixed assets financing                   9.458     933.725      516.451    1.476.379     909.953
Payments of fixed assets financing                  (846.274)   (144.098)     (62.579)  (1.823.826)   (749.918)
Interest paid for financing                         (103.346)    (92.144)     (73.872)    (351.052)   (208.486)
Inter companies loans                                 16.600     (21.497)       2.142          845     (10.356)
Dividend/ interest & statutory particip,
  payment                                            (1.697)    (78.617)       (4.495)    (259.366)   (135.061)
CASH PROVIDED BY (APPLIED TO) FINANCING
 ACTIVITIES                                        (850.496)  1.263.685       306.265      (87.296)    (280.383)
NET CHANGE IN CASH                                 (415.977)    754.116        50.054       45.749      121.376
CASH BALANCE
        At the beginning of the period            1.966.259     845.334       909.606    1.003.384      689.170
        Effetcs of exchange rates changes
          on cash                                  (182.432)    366.809       (75.624)     318.717       73.490
          Begining balance (companies
            consolidated in the year)                52.386           -       119.348       52.386      119.348
        At the end of the period                  1.420.236   1.966.259     1.003.384    1.420.236    1.003.384
CASH COMPOSITION
        Temporary cash investments                1.345.717   1.813.292       994.691    1.345.717      994.691
        Cash                                         74.519     152.967         8.693       74.519        8.693
===============================================================================================================


GERDAU S.A. - NON CONSOLIDATED
BALANCE SHEET

CORPORATE LAW - R$ THOUSAND       DEC/2002      SEP/2002     DEC/2001

ASSETS

CURRENT ASSETS
Cash and cash equivalents          365.680       373.120      177.400
Trade accounts receivable          476.157       535.248      402.919
Inventories                        619.693       523.200      499.900
Others                             112.337       126.275       90.659
TOTAL CURRENT ASSETS             1.573.867     1.557.843    1.170.878
LONG-TERM RECEIVABLES
Escrow and other receivables       141.748       140.629      131.374
TOTAL LONG-TERM RECEIVABLES        141.748       140.629      131.374
PERMANENT ASSETS
Investments                      4.410.913     4.139.394    1.759.939
Fixed assets                     1.680.211     1.651.969    1.623.648
TOTAL PERMANET ASSETS            6.091.124     5.791.363    3.383.587
TOTAL ASSETS                     7.806.739     7.489.835    4.685.839
================================================================================

CORPORATE LAW - R$ THOUSAND       DEC/2002      SEP/2002     DEC/2001

LIABILITIES

CURRENT LIABILITIES

Trade accounts payable             148.328       126.325      111.891
Loans and financing              1.237.464       941.013      327.987
Others                             342.729       151.787      251.473
TOTAL CURRENT LIABILITIES        1.728.521     1.219.125      691.351
LONG-TERM LIABILITIES
Loans and financing               1.032.164     1.119.214      852.258
Debentures                          539.922       553.397      231.317
Reserve for contingencies and
   others                         1.212.906     1.315.721      225.154
TOTAL LONG-TERM LIABILITIES       2.784.992     2.988.332    1.308.729
MINORITY SHAREHOLDERS                     -             -            -
SHAREHOLDERS' EQUITY
Capital stock                     1.335.120     1.335.120    1.320.133
Capital reserves/
  Retained earnings               1.958.106     1.947.258    1.365.626
NET WORTH CAPITAL +
  MINORITY SHAREHOLDERS           3.293.226     3.282.378    2.685.759
TOTAL LIABILITIES                 7.806.739     7.489.835    4.685.839
===============================================================================

GERDAU S.A. - NON CONSOLIDATED
FINANCIAL STATEMENT

CORPORATE LAW - R$ THOUSAND                          4Q2002       3Q2002       4Q2001          2002         2001

GROSS SALES REVENUE                                1.456.669    1.419.375      996.001     5.093.107    3.947.873
Taxes on sales                                      (271.922)    (257.091)    (191.355)     (946.759)    (755.923)
Freight and discount                                 (47.372)     (39.753)     (26.118)     (146.227)    (119.306)
NET SALES REVENUES                                 1.137.375    1.122.531      778.528     4.000.121    3.072.644
Cost of sales                                       (687.574)    (650.497)    (448.796)   (2.379.077)  (1.908.133)
GROSS PROFIT                                         449.801      472.034      329.732     1.621.044    1.164.511
Selling Expenses                                     (73.034)     (64.941)     (63.298)     (249.901)    (211.277)
Financial Expenses                                    25.862    (496.970)     (15.100)     (680.724)    (371.222)
Fianancial Revenues                                   34.775       53.367       20.441       118.493       67.732
General and administrative                           (79.023)     (75.459)     (73.445)     (288.592)    (272.064)
Equity pick-up                                      (101.543)      414.124     (53.236)       393.147      177.103
Other operating expenses                               2.611        2.255        2.454         8.695       10.432
OPERATING PROFIT                                     259.449      304.410      147.548       922.162      565.215
Non-operating result                                 (18.458)     (13.757)     (18.714)      (41.304)     (23.128)
PROFIT BEFORE TAXES/PARTICIPATION                    240.991      290.653      128.834       880.858      542.087
Provision for income tax and social
  contribution                                       (61.075)       37.606     (34.541)      (69.537)     (70.175)
Statutory participation                               (4.478)       (3.479)     (2.363)      (12.633)      (7.906)
NET PROFIT FOR THE PERIOD                            175.438      324.780       91.930       798.688      464.006
===================================================================================================================
Profit per lot of 1,000 shares - R$                     1,54         2,85         0,81          7,00         4,09
Book value per lot of 1,000 shares                     28,86        28,76        23,66         28,86        23,66
Outstanding shares (million)                         114.118      114.118      113.492       114.118      113.492
===================================================================================================================

GERDAU S.A. - NON CONSOLIDATED
CASH FLOW

CORPORATE LAW - R$ THOUSAND                            4Q2002       3Q2002       4Q2001          2002         2001
Net income                                            175.438      324.780       91.930       798.688      464.006
Equity pick up                                        101.543     (414.124)      53.236      (393.147)    (177.103)
Provision for credit risk                               4.911           -        (1.616)        4.911       13.758
Gain/Loss in fixed asset disposal                         735         584           656         5.625       19.909
Gain/Loss in liquidation of investment                      -         (90)       18.056         4.087       18.056
Exchange on long term debt                            (98.167)     418.582      (24.347)      428.566      172.571
Depreciation and amortization                          46.780       46.494       40.884       184.123      172.061
Investment incentives                                  22.646       11.132        8.907        56.378       34.063
Income tax and social contribution                     55.672      (55.601)       6.091         4.769       24.822
Interest paid                                          69.493       69.537       33.977       227.040      168.303
Contingencies/legal deposits                            3.469         (956)     (16.515)       (4.067)      (9.053)
Increase (decrease) in trade account payable           54.810      (80.612)      84.919       (84.816)     (15.623)
Changes in inventories                                (96.493)      21.535      (22.694)     (119.793)     (62.927)
Changes in trade accounts payable                       8.646       11.589       15.544        33.309       30.524
Changes in other assets and liabilities account       (23.226)       7.880      (24.742)        2.902      (41.651)
NET CASH PROVIDED BY OPERATING ACTIVITIES             326.257      360.730      264.286     1.148.575      811.716
Fixed assets acquisitons/ disposals                   (75.501)     (59.359)     (46.966)     (244.867)    (172.762)
Deferred charges                                         (256)        (303)        (571)       (1.444)      (2.074)
Investments acquisitions/ disposals                  (404.926)  (1.409.775)     (53.794)   (2.307.556)      (1.403)
Dividends                                              17.457        2.600        1.124        30.628        1.124
CASH (APPLIED TO) INVESTING ACTIVITIES               (463.226)  (1.466.837)    (100.207)   (2.523.239)    (175.115)
Fixed assets suppliers                                 12.976          (1)       (8.875)        2.747      (10.653)
Working capital financing                             195.437      340.224      (66.282)      598.163      (73.705)
Debentures                                            (40.620)     311.313      (15.482)      250.959      (27.367)
Proceeds from fixed assets financing                   82.494       78.831       19.588       654.749       80.049
Payments of fixed assets financing                    (77.496)     (35.644)    (231.588)     (472.577)    (342.969)
Interest paid for financing                           (42.337)     (17.229)     (54.225)     (124.597)    (129.972)
Inter companies loans                                     529      791.500       16.790       854.990      (15.173)
Dividend/ interest & statutory particip,
  payment                                              (1.454)     (80.054)      (1.939)     (201.490)    (127.599)
CASH PROVIDED BY (APPLIED TO) FINANCING
  ACTIVITIES                                          129.529    1.388.940     (342.013     1.562.944     (647.389)
NET CHANGE IN CASH                                     (7.440)     282.833     (177.934)      188.280      (10.788)
CASH BALANCE
        At the beginning of the period                373.120       90.287      355.334       177.400      188.188
        Effetcs of exchange rates changes on cash           -            -            -             -            -
        Cash of companies purchased                         -            -            -             -            -
        At the end of the period                      365.680      373.120      177.400       365.680      177.400
CASH COMPOSITION
        Temporary cash investments                    327.087      344.432      177.227       327.087      177.227
        Cash                                           38.593       28.688          173        38.593          173
===================================================================================================================

GERDAU S.A. - CONSOLIDATED
BALANCE SHEET

CORPORATE LAW - R$ THOUSAND                DEC/2002      SEP/2002     DEC/2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents                 1.430.656     1.962.858    1.012.822
Trade accounts receivable                 1.376.029     1.255.855      829.010
Inventories                               2.219.981     1.773.620    1.331.133
Others                                      344.423       439.325      187.317
TOTAL CURRENT ASSETS                      5.371.089     5.431.658    3.360.282
LONG-TERM RECEIVABLES
Escrow and other receivables                553.098       379.203      274.173
TOTAL LONG-TERM RECEIVABLES                 553.098       379.203      274.173
PERMANENT ASSETS
Investments                                 916.234       475.208      310.595
Fixed assets                              7.621.587     6.816.317    5.821.370
TOTAL PERMANET ASSETS                     8.537.821     7.291.525    6.131.965
TOTAL ASSETS                             14.462.008    13.102.386    9.766.420
===============================================================================

CORPORATE LAW - R$ THOUSAND                DEC/2002      SEP/2002     DEC/2001
LIABILITIES
CURRENT LIABILITIES

Trade accounts payable                      925.541       738.209      580.790
Loans and financing                       3.707.916     3.969.646    2.106.653
Others                                      755.440       518.722      466.852
TOTAL CURRENT LIABILITIES                 5.388.897     5.226.577    3.154.295
LONG-TERM LIABILITIES
Loans and financing                       2.750.492     2.603.380    1.841.526
Debentures                                  709.367       534.240      218.591
Reserve for contingencies and others      1.192.609       819.664      636.157
TOTAL LONG-TERM LIABILITIES               4.652.468     3.957.284    2.696.274
MINORITY SHAREHOLDERS                     1.127.417       636.147    1.230.092
SHAREHOLDERS' EQUITY
Capital stock                             1.335.120     1.335.120    1.320.133
Capital reserves/ Retained earnings       1.958.106     1.947.258    1.365.626
NET WORTH CAPITAL + MINORITY
  SHAREHOLDERS                            4.420.643     3.918.525    3.915.851
TOTAL LIABILITIES                        14.462.008    13.102.386    9.766.420
===============================================================================

GERDAU S.A. - CONSOLIDATED
FINANCIAL STATEMENT

CORPORATE LAW - R$ THOUSAND                          4Q2002       3Q2002       4Q2001       2002          2001

GROSS SALES REVENUE                                3.081.499    3.590.854    1.576.964   11.143.960     7.083.601
Taxes on sales                                      (325.741)    (314.965)    (211.686)  (1.133.490)     (865.009)
Freight and discount                                (189.400)    (317.432)     (65.642)    (848.758)     (330.189)
NET SALES REVENUES                                 2.566.358    2.958.457    1.299.636    9.161.712     5.888.403
Cost of sales                                     (1.821.229)  (2.137.035)    (892.307)  (6.538.993)   (4.235.146)
GROSS PROFIT                                         745.129      821.422      407.329    2.622.719     1.653.257
Selling Expenses                                     (98.603)     (93.340)     (79.625)    (337.589)     (264.690)
Financial Expenses                                    19.348     (890.728)      41.970   (1.360.357)     (633.072)
Fianancial Revenues                                   38.189      160.651       42.359      276.712       133.178
General and administrative                          (174.345)    (208.728)    (117.649)    (664.785)     (469.644)
Equity pick-up                                      (179.511)     492.217    (151.275)      408.730       160.295
Other operating expenses                             (84.849)      52.155      (5.984)       16.048       (5.926)
OPERATING PROFIT                                     265.358      333.649      137.125      961.478       573.398
Non-operating result                                 (22.104)     (17.933)       2.708      (49.903)       (2.925)
PROFIT BEFORE TAXES/PARTICIPATION                    243.254      315.716      139.833      911.575       570.473
Provision for income tax and social
  contribution                                       (43.123)      15.200       39.552      (79.891)      (14.184)
Statutory participation                               (5.079)      (3.479)      (3.012)     (13.746)       (9.994)
NET PROFIT FOR THE PERIOD                            195.052      327.437      176.373      817.938       546.295
===================================================================================================================

GERDAU S.A - CONSOLIDATED
CASH FLOW

CORPORATE LAW - R$ THOUSAND                            4Q2002       3Q2002       4Q2001          2002         2001
Net  income                                           195.052       327.437      176.373       817.938      546.295
Equity pick up                                        179.511      (492.217)     151.275      (408.730)    (160.295)
Provision for credit risk                               3.056           953       (2.993)        5.432       11.909
Gain/Loss in fixed asset disposal                       2.227         2.840        7.299         8.190       24.120
Gain/Loss in liquidation of investment                  3.331           (89)       5.129         7.420        5.129
Exchange on long term debt                           (177.532)      728.806     (146.777)      748.573      140.745
Depreciation and amortization                          126.233      162.849       87.106       511.771      391.037
Investment incentives                                   22.646       11.132        8.913        56.378       34.201
Income tax and social contribution                      69.058      (58.264)     (72.444)        7.755        2.976
Interest paid                                          123.181      133.378       52.695       454.651      248.297
Contingencies/legal deposits                             2.551        9.028      (16.114)        6.334      (11.306)
Increase (decrease) in trade account payable           177.340     (133.987)     219.607      (147.543)      64.460
Changes in inventories                                (154.056)     (27.153)     (44.479)     (222.708)     (51.974)
Changes in trade accounts payable                      (94.754)     (88.204)     (60.303)      (46.005)      62.729
Changes in other assets and liabilities account         (8.688)     (24.403)    (119.566)     (172.051)    (131.208)
NET CASH PROVIDED BY OPERATING ACTIVITIES              469.156      552.106      245.721     1.627.405    1.177.115
Fixed assets acquisitons/ disposals                   (139.247)    (141.803)    (184.139)     (565.828)    (444.266)
Deferred charges                                           685       (1.450)        (512)       (6.135)      (2.858)
Investments acquisitions/ disposals                    105.628     (907.610)    (333.941)     (906.213)    (345.132)
Dividends                                                    -            -            -             -            -
CASH (APPLIED TO) INVESTING ACTIVITIES                 (32.934)  (1.050.863)    (518.592)  (1.478.176)     (792.256)
Fixed assets suppliers                                  13.697       (7.881)      (9.122)     (13.449)      (10.843)
Working capital financing                              115.185      345.278      (34.199)      618.679      (21.972)
Debentures                                             (48.942)     311.863      (28.208)      238.414      (40.093)
Proceeds from fixed assets financing                     9.458      933.725      514.464     1.476.379      909.953
Payments of fixed assets financing                    (844.634)    (137.781)     (61.417)   (1.872.003)    (748.756)
Interest paid for financing                           (101.411)     (89.832)     (73.872)     (343.614)    (208.486)
Inter companies loans                                   19.306      (21.960)       3.269         3.771      (10.999)
Dividend/ interest & statutory particip,
  payment                                               (1.037)     (79.455)      (4.503)     (210.675)    (137.848)
CASH PROVIDED BY (APPLIED TO) FINANCING
  ACTIVITIES                                          (838.378)   1.253.957      306.412      (102.498)    (269.044)
NET CHANGE IN CASH                                    (402.156)     755.200       33.541        46.731      115.815
CASH BALANCE
        At the beginning of the period               1.962.858      840.849      935.557     1.012.822      704.169
        Effetcs of exchange rates changes on
          cash                                        (182.432)     366.809      (75.624)      318.717       73.490
     Begining balance (companies consolidated
          in the year)                                  52.386            -      119.348        52.386      119.348
        At the end of the period                     1.430.656    1.962.858    1.012.822     1.430.656    1.012.822
CASH COMPOSITION
        Temporary cash investments                   1.359.288    1.814.307    1.005.700     1.359.288    1.005.700
        Cash                                            71.368      148.551        7.122        71.368        7.122
===================================================================================================================